EXHIBIT 10.1
July 3, 2007
Craig R. Davis
231 Green Harbor Road #29
Old Hickory, TN 37138
RE:	Employment with A.C. Moore Arts & Crafts, Inc.
Dear Craig:
We are pleased to offer you employment with A.C. Moore Arts & Crafts, Inc. (the “Company”) as set forth in this letter. This offer is subject to the completion of the internal review and hiring process consistent with the Company’s practices. The terms of your employment will be as follows.
     1.     Start date/position. Your employment with the Company will begin on or about July 16, 2007 (the “Effective Date”). Your title will be Senior Vice President of Merchandising and Marketing. You will report to the Chief Executive Officer unless an Executive Vice President of Operations is appointed. Your job duties and responsibilities as Senior Vice President of Merchandising and Marketing are set forth on the job description attached to this letter agreement. The scope of your duties and responsibilities will be subject at all times to the authority of the Chief Executive Officer to modify, alter, expand or limit such scope.
     2.     Base salary. Your annual base salary will be $280,000, payable in regular installments in accordance with the Company’s general payroll practices. Your base salary will be subject to review annually by the Compensation Committee. Your first annual performance evaluation and pro-rated salary review will be in May 2008.
     3.     Sign-on bonus. On the Effective Date, you will receive a cash lump sum sign-on bonus in the amount of $255,000 (the “Sign-on Bonus”). For each month (or any portion of such month) that you remain employed by the Company, you will earn one-eighteenth (1/18th) of the Sign-on Bonus. If you resign your employment with the Company for any reason or if you are terminated by the Company for cause (as defined below) within eighteen (18) months of the Effective Date, you will repay the unearned portion of the Sign-on Bonus to the Company. Cause includes but is not limited to illegal conduct or gross misconduct in violation of the Company’s Code of Business Ethics and Conflict of Interest Policy.
     4.     Annual bonus plan. During each calendar year in which you continue to be employed by the Company, you will be entitled to participate in the Company’s annual incentive bonus plan (the “Bonus Plan”) as administered and determined by the Compensation Committee of the Board of Directors. Senior Vice President bonus opportunity is 55% of base salary; additional details regarding the annual incentive were provided to you during your recent visit.
     You are guaranteed to receive 5/12th of the 2007 annual bonus incentive award ($77,000); this award will be paid to you no later than March 31, 2008.
     5.     Long-term incentive compensation. You will be eligible to participate in the Company’s long-term incentive plan as administered and determined by the Compensation Committee of the Board of Directors. On the Effective Date, subject to the approval of the Compensation Committee, you will be granted 6,000 shares of performance accelerated restricted stock (“PARS”) pursuant to the Company’s 2007 Stock Incentive Plan (the “2007 Plan”). The PARS will vest as follows:
•	33 1/3% upon attainment of $0.60 earnings per share;

•	33 1/3% upon attainment of $0.85 earnings per share;

•	33 1/3% upon attainment of $1.00 earnings per share; and

•	Cliff vesting in full on the date that is four years from the PARS grant date.
     Equity granted to you under the 2007 Plan will vest upon a change in control in accordance with the terms of the 2007 Plan.
     6.     Benefits. You will be entitled to receive benefits generally provided to officers of the Company consistent with the Company’s practices, including without limitation, the following:
•	Medical, dental and prescription benefits.

•	Life insurance equal to 1.5 times your annual base salary, with a maximum amount of $450,000.

•	Optional voluntary life insurance.

•	Long-term disability benefits.

•	Participation in the Company’s 401(k) plan.

•	New Jersey short-term disability benefits.

•	Vacation (two (2) weeks in 2007; three (3) weeks beginning in 2008).

•	Cell phone/blackberry.

•	Reimbursement for business expenses/use of a corporate credit card.
     7.     Relocation benefits. The Company will provide you with the following relocation benefits: (a) payment for temporary housing for the one hundred twenty (120) day period beginning on the Effective Date (the “Relocation Period”); (b) weekly meal allowance reimbursement of up to $150.00 during the Relocation Period; (c) payment for bi-weekly round trip travel for either you or your spouse for the purpose of relocation investigation and house hunting during the Relocation Period; (d) arrangement and payment for the services of a moving firm in accordance with the Company’s relocation policy for a relocation that takes place within 12 months of your hire date; and (e) closing costs in an amount not to exceed $3,000 for the purchase of a new house/residence within 12 months of your hire date (the foregoing (a), (b), (c), (d), and (e) are collectively referred to as the “Relocation Benefits”). For each month (or any portion of such month) that you remain employed by the Company, you will earn one-twelfth (1/12th) of the Relocation Benefits. If your employment is terminated by you for any reason or by the Company for cause (as defined above in paragraph 3) within one (1) year of the Effective Date, you will repay the unearned portion of the Relocation Benefits to the Company. The Relocation Period may be extended for an additional sixty (60) days in the event your house is not sold during the initial 120-day period.
     8.     (a) In consideration of the compensation to be paid to you as set forth in this letter, the sufficiency of which you hereby acknowledge, you agree that for a period of six (6) months after termination of your employment (the “Non-Compete Period”) you will not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries (such businesses in which the retail sale of arts and crafts and related products equals 25% or more of its total revenue), as such businesses exist or are in process on the date of the termination of your employment, within a fifty (50) mile radius of any geographic location in which the Company or its subsidiaries engage in such businesses or actively plan to engage in such businesses, of which plans you have actual knowledge. Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded and which competes with the businesses of Company and its subsidiaries, so long as you have no direct or indirect active participation in the business of such corporation.
            (b) During the Non-Compete Period, you shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire an employee of the Company or any subsidiary, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, or business relation and the Company or any subsidiary (including, without limitation, making any negative statements or communications about the Company or its subsidiaries).
     9.     If your employment is terminated at any time by the Company without cause (as defined above in paragraph 3), you will receive (i) severance payments in the amount of six (6) months’ compensation at your then current rate, less any required withholdings or authorized deductions, in equal monthly installments, plus (ii) health insurance benefits pursuant to the Company’s programs as in effect from time to time, to the extent you participated immediately prior to the date of such termination (“Insurance Benefits”). Should you remain unemployed after six (6) months you will receive an additional month of severance and Insurance Benefits for each month you remain unemployed, up to a maximum of six (6) additional months of severance at your then current rate, less any required withholdings or authorized deductions in equal monthly installments, and Insurance Benefits for a maximum of six (6) additional months. At no time will the total amount of severance to be paid to you equal more than twelve (12) months. Likewise, Insurance Benefits will be provided to you for no more than twelve (12) months following your termination date. No payment of any sum pursuant to this paragraph 9 will be made unless and until you shall have executed and delivered to the Company a release of any and all claims against the Company and its subsidiaries (and their respective present and former officers, directors, employees and agents), all in form and substance as provided by counsel to the Company (the “Release”) and any waiting period or revocation period provided by law for the effectiveness of the Release shall have expired without you having revoked the Release.
     10.     You may terminate your employment with the Company at any time and for any reason whatsoever. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by an officer of the Company so authorized.
     11.     By signing below, you agree to keep the terms of this offer strictly confidential. You may only disclose the information in this letter to your immediate family, attorney(s) and/or tax advisor(s) unless ordered to do so by a duly authorized subpoena issued by an appropriate agency or court of law.
     12.     This offer letter replaces and supersedes any agreements or offers previously provided to you by the Company. This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same letter.
     Please indicate your acceptance of this offer by signing this letter where indicated below.

Sincerely, A.C. MOORE ARTS & CRAFTS, INC.
By:

/S/
Roxanne Stankiewicz
Vice President; Human Resources

INTENDING TO BE LEGALLY BOUND, AGREED TO AND ACCEPTED:
/S/
Craig R. Davis
Date:
[Signature Page to Letter to Craig R. Davis dated July 3, 2007]

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